Exhibit 99.1

DIME COMMUNITY BANCSHARES, INC. INCREASES QUARTERLY EARNINGS PER SHARE BY 30% ON A YEAR-OVER-YEAR BASIS

Brooklyn, NY – April 26, 2018 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), the parent company of Dime Community Bank (the “bank”), today reported net income of $14.7 million for the quarter ended March 31, 2018, or $0.39 per diluted common share, compared with net income of $15.4 million for the quarter ended December 31, 2017, or $0.41 per diluted common share, and net income of $11.2 million for the quarter ended March 31, 2017, or $0.30 per diluted common share.

Highlights for the first quarter of 2018 included:

▪
New loan originations for the first quarter were at generally higher rates than the overall loan portfolio; the weighted average rate (“WAR”) on new real estate originations was 4.17% and the WAR on new C&I originations was 4.81%, compared to the total loan portfolio WAR of 3.61% for the three months ended March 31, 2018;

▪
Continued the build out of the Business Banking division via the hire of a new team that will operate from the Company’s Borough Park branch location and the creation of an additional team from existing personnel. Pro forma for these two new teams, the Company’s Business Banking division has six teams in total;

▪	Consolidated Company CRE concentration ratio declined to 748.6% at March 31, 2018, versus 906.5% at March 31, 2017;
▪
Total non-interest income was $3.2 million for the first quarter of 2018, driven by a $1.4 million gain from the sale of a portion of the securities the Company had previously retained from its Freddie Mac sponsored “Q-deal” securitization;

▪
Increase in the Company’s on-balance sheet liquidity levels, as average mortgage-backed securities and other short-term investments, as a percentage of average interest-earning assets increased to 9.1% for the quarter versus 4.0% for the prior quarter;

▪	Loan-to-deposit ratio declined to 124% at March 31, 2018, versus 128% at March 31, 2017; and
▪	Reported book value per share and tangible book value (common equity less goodwill, divided by number of shares outstanding) per share grew to $16.22 and $14.73, respectively, at March 31, 2018.

Kenneth J. Mahon, President and Chief Executive Officer of the Company, stated “We are on track to achieve our full year 2018 portfolio growth targets for the Business Banking division, as we have a strong pipeline in place. The Business Banking division ended the first quarter with approximately $61 million of low-cost relationship-based deposits at an average cost of 16 basis points. Across the organization, we are highly focused on improving the composition of our deposit base.”

Mr. Mahon concluded, “Our  employees are hard at work, ensuring our core systems conversion, which is scheduled to be completed in June, proceeds smoothly. The move to a new core platform will enable us to more effectively service our customers and is consistent with our stated goal of transitioning into a successful community commercial bank.”

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the first quarter of 2018 was $38.0 million, a decrease of $0.7 million (-1.9%) from the fourth quarter of 2017 and an increase of $0.5 million (+1.4%) over the first quarter of 2017. Net interest margin (“NIM”) was 2.47% during the first quarter of 2018, compared to 2.50% in the fourth quarter of 2017, and 2.57% during the first quarter of 2017.  The linked quarter decrease in NIM was due to an increase in the level of on balance sheet liquidity levels and a 11 basis point increase in the average cost of funds, partially offset by a 13 basis point increase in the average yield on total real estate loans.

Average interest-earning assets were $6.15 billion for the first quarter of 2018, a 3.8% (annualized) decrease from $6.20 billion for the fourth quarter of 2017, and a 5.5% increase from $5.82 billion for the first quarter of 2017. The linked quarter decline in average interest-earnings assets was primarily driven by a decline in real estate loans, as the volume of loan payoffs exceeded new originations.

Average mortgage backed-securities and other short-term investments were $561.2 million for the first quarter of 2018, a 508.6% (annualized) increase from $247.1 million for the fourth quarter of 2017, and a 382.3% increase from $116.4 million for the first quarter of 2017. “In keeping with our strategic asset diversification objectives, and after reviewing the results of our numerous liquidity stress testing scenarios, we have significantly increased our on-balance sheet liquidity levels over the past few quarters,” stated Mr. Mahon.

For the first quarter of 2018, the average yield on interest-earning assets was 3.58%, an increase of 6 basis points compared with the fourth quarter of 2017, and an increase of 5 basis points compared to the first quarter of 2017.  The average cost of funds (which includes Federal Home Loan Bank advances) was 1.30% for the first quarter of 2018, an increase of 11 basis points versus the fourth quarter of 2017, and an increase of 17 basis points versus the first quarter of 2017.

Loans

The real estate loan portfolio declined by $103.5 million (7.6% annualized) during the first quarter of 2018 due primarily to an increase in the level of loan payoffs versus the fourth quarter of 2017. Real estate loan originations were $75.0 million during the first quarter of 2018, at a weighted average interest rate of 4.17%, compared to $70.6 million of originations for the prior quarter, at a weighted average interest rate of 4.36%. Real estate loan amortization and satisfactions totaled $183.1 million, or 13.6% (annualized) of the portfolio balance, at an average rate of 3.65%. The annualized loan payoff rate of 13.6% for the first quarter of 2018 was higher than both the fourth quarter of 2017 (10.2%) and the first quarter of 2017 (10.8%). Average real estate loans were $5.44 billion in the first quarter of 2018, a decrease of $388.4 million (26.7% annualized) from the fourth quarter of 2017, and a decrease of $252.2 million (4.4%) from the first quarter of 2017.

Included in total real estate loan originations during the first quarter of 2018 were $21.2 million of originations from the Business Banking division at a weighted average rate of 4.21%, compared to $24.1 million of originations at a weighted average rate of 4.78% during the fourth quarter of 2017.

Commercial and industrial (“C&I”) loan originations were $25.3 million during the first quarter of 2018, at a weighted average rate of 4.81%, compared to $27.5 million at a weighted average rate of 4.94% during the fourth quarter of 2017. Total C&I loan balances were $145.8 million at the end of the first quarter of 2018, compared to $136.7 million at the end of the fourth quarter of 2017.

Deposits and Borrowed Funds

The Company continues to focus on growing relationship-based deposits sourced from its retail branches and Business Banking division. On a year-over-year basis, the sum of average non-interest- bearing checking account balances and average interest-bearing checking account balances increased by 8.2% to $435.1 million for the first quarter of 2018.

The average cost of total deposits increased 9 basis points on a linked quarter basis to 1.00% as the bank increased rates on selective money market and certificates of deposit products in light of increased competition. Overall, total deposits increased by $27.0 million during the first quarter of 2018 from the linked quarter. Mr. Mahon commented, “We grew deposits in the first quarter despite approximately $83.0 million of net outflows from our DimeDirect internet channel, where our posted rate continues to lag our online competitors. Our funding focus remains on generating core business deposits, and as such we have maintained a less aggressive online deposit pricing posture. We intend to manage the balance sheet and the loan-to-deposit ratio with the goal of keeping deposit betas as low as possible.”

The loan-to-deposit ratio was 124.3% at March 31, 2018, compared to 127.2% at December 31, 2017 and 127.6% at March 31, 2017.

Reflecting deposit inflows and lower total assets, total borrowings were decreased by $159.6 million during the first quarter of 2018 as compared to the fourth quarter of 2017.  To better position the Company for rising interest rates, the Company reduced its level of short-term borrowings in the first quarter of 2018 and entered into $170.0 million of long-term borrowings (with terms of 2 years and more), at an average rate of 2.57%. This compares to $110.0 million of long-term borrowings at an average rate of 2.22% for the fourth quarter of 2017.

Non-Interest Income

Non-interest income was $3.2 million during the first quarter of 2018, which was $10.5 million lower compared to the fourth quarter of 2017, and an increase of $1.5 million compared to the first quarter of 2017.  The linked quarter decrease in non-interest income was primarily the result of gains of $10.4 million from the sale of real estate property and $1.5 million from the sale of loans in the fourth quarter of 2017, offset by $1.4 million of gains during the first quarter of 2018 from the sale of securities that the bank had retained from its Freddie Mac sponsored Q-deal securitization.

Non-Interest Expense

Total non-interest expense was $21.7 million during the first quarter of 2018, $22.6 million during the fourth quarter of 2017, and $20.8 million during the first quarter of 2017. The year-over-year increase in non-interest expense was primarily the result of a $1.3 million increase in salaries and employee benefits.

The ratio of non-interest expense to average assets was 1.36% during the first quarter of 2018, lower than both 1.41% during the fourth quarter of 2017, and 1.38% during the first quarter of 2017.

The efficiency ratio was 54.6% during the first quarter of 2018, lower than the 55.63% during the fourth quarter of 2017, and higher than the 53.0% during the first quarter of 2017.

Income Tax Expense

The reported effective tax rate for the first quarter of 2018 declined to 23.7%. The lower tax rate was the result of recently enacted corporate tax reform.

Credit Quality

Non-performing loans were $1.7 million, or 0.03% of total loans, at March 31, 2018, an increase from $0.5 million, or 0.01% of total loans, at December 31, 2017.  The allowance for loan losses was 0.39% of total loans at March 31, 2018, versus 0.38% at December 31, 2017. At March 31, 2018, non-performing assets represented 2.5% of the sum of the bank’s tangible common equity plus the allowance for loan losses and reserve for contingent liabilities (this non-Generally Accepted Accounting Principle (“GAAP”) statistic is otherwise known as the “Texas Ratio”) (see “Problem Assets as a Percentage of Tangible Capital and Reserves” table and “Non-GAAP Reconciliation” table at the end of this news release), which is lower than the ratio of 3.4% at December 31, 2017.  A loan loss provision of $0.2 million was recorded during the first quarter of 2018, compared to a credit for loan losses of $1.0 million during the fourth quarter of 2017, and a provision for loan losses of $0.5 million during the first quarter of 2017.

Capital Management

The Company’s consolidated Tier 1 capital to average assets (“leverage ratio”), which was 8.79% at March 31, 2018, was in excess of all applicable regulatory requirements.

The bank’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements inclusive of conservation buffer amounts.  At March 31, 2018, the bank’s leverage ratio was 9.59%, while Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 12.97% and 13.43%, respectively.

Diluted earnings per common share of $0.39 exceeded the quarterly $0.14 cash dividend per share by 179% during the first quarter of 2018, equating to a 35.9% dividend payout ratio.

Book value per share was $16.22 and tangible book value (common equity less goodwill divided by number of shares outstanding) per share was $14.73 at March 31, 2018.

Earnings Call Information

The Company will conduct a conference call at 5:30 p.m. (ET) on Thursday, April 26, 2018, during which President and Chief Executive Officer, Kenneth J. Mahon, will discuss the Company’s first quarter financial performance.  There will be a question and answer period after the CEO remarks. Dial-in information for the live call is 1-888-317-6016. Upon dialing in, request to be joined into Dime Community Bancshares, Inc. call with the conference operator.

The conference call will be simultaneously webcast (listen only), and archived for a period of one year, at https://services.choruscall.com/links/dcom180426.html. Dial-in information for the replay is 1-877-344-7529 using access code #10119608. Replay will be available April 26, 2018 (7:30 p.m.) through May 3, 2018 (11:59 p.m.)

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company had $6.33 billion in consolidated assets as of March 31, 2018. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-nine branches located throughout Brooklyn, Queens, the Bronx, Nassau County and Suffolk County, New York. More information on the Company and the bank can be found on Dime’s website at www.dime.com.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may be identified by use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, you should not place undue reliance on such statements. Factors that could affect our results include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company and/or the Bank; unanticipated or significant increases in loan losses; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company’s financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; there may be failures or breaches of information technology security systems; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Avinash Reddy
Senior Vice President – Corporate Development and Treasurer
718-782-6200 extension 5909

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except share amounts)

	March 31, 2018	December 31, 2017
ASSETS:
Cash and due from banks	$188,826	$169,455
Mortgage-backed securities available for sale	354,410	351,384
Marketable equity securities, at fair value	6,433	-
Investment securities available for sale	-	4,006
Trading securities	-	2,715
Real Estate Loans:
One-to-four family and cooperative/condominium apartment	62,596	63,095
Multifamily residential and residential mixed use (1)(2)	4,280,951	4,381,180
Commercial real estate	1,007,595	1,010,603
Acquisition, development, and construction (“ADC”)	9,413	9,189
Total real estate loans	5,360,555	5,464,067
Commercial and industrial (“C&I”)	145,818	136,671
Other loans	1,053	1,379
Allowance for loan losses	(21,204)	(21,033)
Total loans, net	5,486,222	5,581,084
Premises and fixed assets, net	25,276	24,326
Federal Home Loan Bank of New York capital stock	52,514	59,696
Bank Owned Life Insurance (“BOLI”)	109,257	108,545
Goodwill	55,638	55,638
Other assets	47,341	46,611
TOTAL ASSETS	$6,325,917	$6,403,460
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits:
Non-interest bearing checking	$325,071	$307,746
Interest-bearing checking	124,527	124,283
Savings	357,152	362,092
Money Market	2,399,200	2,517,439
Sub-total	3,205,950	3,311,560
Certificates of deposit	1,224,491	1,091,887
Total Due to Depositors	4,430,441	4,403,447
Escrow and other deposits	131,953	82,168
Federal Home Loan Bank of New York advances	1,010,400	1,170,000
Subordinated Notes Payable, net	113,649	113,612
Other liabilities	31,517	35,666
TOTAL LIABILITIES	5,717,960	5,804,893
STOCKHOLDERS’ EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,653,224 shares and 53,624,453 shares issued at March 31, 2018 and December 31, 2017, respectively, and 37,484,270 shares and 37,419,070 shares outstanding at March 31, 2018 and December 31, 2017, respectively)	537	536
Additional paid-in capital	277,070	276,730
Retained earnings	544,762	535,130
Accumulated other comprehensive loss, net of deferred taxes	(4,037)	(3,641)
Unearned Restricted Stock Award common stock	(3,855)	(2,894)
Common stock held by the Benefit Maintenance Plan	(2,196)	(2,736)
Treasury stock (16,168,954 shares and 16,205,383 shares at March 31, 2018 December 31, 2017, respectively)	(204,324)	(204,558)
TOTAL STOCKHOLDERS’ EQUITY	607,957	598,567
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,325,917	$6,403,460

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered “commercial real estate” in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share and per share amounts)

	For the Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Interest income:
Loans secured by real estate	$49,575	$51,254	$50,475
Commercial and industrial (“C&I”)	1,656	1,514	41
Other loans	19	20	18
Mortgage-backed securities	2,257	487	14
Investment securities	15	115	190
Other short-term investments	1,511	1,204	717
Total interest income	55,033	54,594	51,455
Interest expense:
Deposits and escrow	10,751	9,967	9,507
Borrowed funds	6,267	5,895	4,461
Total interest expense	17,018	15,862	13,968
Net interest income	38,015	38,732	37,487
Provision (Credit) for loan losses	193	(1,000)	450
Net interest income after provision (credit) for loan losses	37,822	39,732	37,037

Non-interest income:
Service charges and other fees	911	1,167	794
Mortgage banking income, net	111	51	16
Gain (loss) on equity and trading securities	(4)	(29)	75
Gain on sale of securities and other assets	1,370	-	-
Gain on sale of loans	90	1,475	-
Gain on the sale of premises held for sale	-	10,412	-
Income from BOLI	712	563	545
Other	54	67	348
Total non-interest income	3,244	13,706	1,778
Non-interest expense:
Salaries and employee benefits	11,177	9,699	9,926
Stock benefit plan compensation expense	388	417	394
Occupancy and equipment	3,872	3,581	3,628
Data processing costs	1,754	1,778	1,607
Marketing	1,047	1,375	1,466
Federal deposit insurance premiums	665	724	655
Other	2,831	4,999	3,093
Total non-interest expense	21,734	22,573	20,769

Income before taxes	19,332	30,865	18,046
Income tax expense	4,587	15,442	6,889

Net Income	$14,745	$15,423	$11,157

Earnings per Share (“EPS”):
Basic	$0.39	$0.41	$0.30
Diluted	$0.39	$0.41	$0.30

Average common shares outstanding for Diluted EPS	37,464,725	37,432,283	37,549,576

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Per Share Data:
Reported EPS (Diluted)	$0.39	$0.41	$0.30
Cash dividends paid per share	0.14	0.14	0.14
Book value per share	16.22	16.00	15.26
Tangible book value per share (1)	14.73	14.51	13.78
Dividend payout ratio	35.90%	34.15%	46.67%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	0.93%	0.96%	0.74%
Return on average common equity	9.77%	10.41%	7.83%
Return on average tangible common equity (1)	10.76%	11.49%	8.68%
Net interest spread	2.28%	2.33%	2.40%
Net interest margin	2.47%	2.50%	2.57%
Average interest-earning assets to average interest-bearing liabilities	115.84%	117.07%	116.36%
Non-interest expense to average assets	1.36%	1.41%	1.38%
Efficiency ratio	54.60%	55.63%	53.00%
Loan-to-deposit ratio at end of period	124.31%	127.22%	127.59%
Effective tax rate	23.73%	50.03%	38.17%

Average Balance Data:
Average assets	$6,369,310	$6,400,719	$6,026,914
Average interest-earning assets	6,145,013	6,203,511	5,824,309
Average loans	5,577,309	5,949,955	5,691,098
Average deposits	4,378,117	4,351,863	4,485,510
Average common equity	603,555	592,762	569,723
Average tangible common equity (1)	547,917	537,124	514,085

Asset Quality Summary:
Non-performing loans (excluding loans held for sale)	$1,719	$533	$3,801
Non-performing assets (2)	1,719	533	5,080
Net charge-offs (recoveries)	23	(26)	32
Non-performing loans/ Total loans	0.03%	0.01%	0.07%
Non-performing assets/ Total assets	0.03%	0.01%	0.08%
Allowance for loan loss/ Total loans	0.39%	0.38%	0.36%
Allowance for loan loss/ Non-performing loans	1233.51%	3946.15%	551.28%
Loans delinquent 30 to 89 days at period end	$2,947	$37	$173

Capital Ratios - Consolidated:
Tangible common equity to tangible assets (1)	8.81%	8.55%	8.57%
Tier 1 common equity ratio	11.87	11.42	11.08
Tier 1 risk-based capital ratio	11.87	11.42	12.53
Total risk-based capital ratio	14.79	14.27	12.98
Tier 1 leverage ratio	8.79	8.61	9.91

Capital Ratios - Bank Only:
Tier 1 common equity ratio	12.97%	12.38%	11.25%
Tier 1 risk-based capital ratio	12.97	12.38	11.25
Total risk-based capital ratio	13.43	12.83	11.70
Tier 1 leverage ratio	9.59	9.32	8.88

(1)	See “Non-GAAP Reconciliation” table for reconciliation of tangible common equity and tangible assets.
(2)	Amount comprised of total non-accrual loans and the recorded balance of pooled bank trust preferred security investments that were deemed to meet the criteria of a non-performing asset, if applicable.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
		March 31, 2018			December 31, 2017			March 31, 2017
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Real estate loans	$5,435,400	$49,575	3.65%	$5,823,794	$51,254	3.52%	$5,687,557	$50,475	3.55%
Commercial and industrial loans	140,720	1,656	4.71	125,095	1,514	4.84	2,474	41	6.63
Other loans	1,189	19	6.39	1,066	20	7.50	1,067	18	6.75
Mortgage-backed securities	351,196	2,257	2.57	84,942	487	2.29	3,489	14	1.61
Investment securities	6,492	15	0.92	6,500	115	7.08	16,841	190	4.51
Other short-term investments	210,016	1,511	2.88	162,114	1,204	2.97	112,881	717	2.54
Total interest-earning assets	6,145,013	55,033	3.58%	6,203,511	54,594	3.52%	5,824,309	51,455	3.53%
Non-interest-earning assets	224,297			197,208			202,605
Total assets	$6,369,310			$6,400,719			$6,026,914

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	$124,440	$54	0.18%	$117,468	$56	0.19%	$110,797	$58	0.21%
Money market accounts	2,432,242	6,318	1.05	2,491,423	5,986	0.95	2,693,219	5,780	0.87
Savings accounts	359,638	59	0.07	358,859	51	0.06	368,087	45	0.05
Certificates of deposit	1,151,146	4,320	1.52	1,077,376	3,874	1.43	1,022,155	3,624	1.44
Total interest-bearing deposits	4,067,466	10,751	1.07	4,045,126	9,967	0.98	4,194,258	9,507	0.92
Borrowed Funds	1,237,094	6,267	2.05	1,253,860	5,895	1.87	811,288	4,461	2.23
Total interest-bearing liabilities	5,304,560	17,018	1.30%	5,298,986	15,862	1.19%	5,005,546	13,968	1.13%
Non-interest-bearing checking accounts	310,651			306,737			291,252
Other non-interest-bearing liabilities	150,544			202,234			160,393
Total liabilities	5,765,755			5,807,957			5,457,191
Stockholders’ equity	603,555			592,762			569,723
Total liabilities and stockholders’ equity	$6,369,310			$6,400,719			$6,026,914
Net interest income		$38,015			$38,732			$37,487
Net interest spread			2.28%			2.33%			2.40%
Net interest-earning assets	$840,453			$904,525			$818,763
Net interest margin			2.47%			2.50%			2.57%
Ratio of interest-earning assets to interest-bearing liabilities		115.84%			117.07%			116.36%

Deposits (including non-interest bearing checking accounts)	$4,378,117	$10,751	1.00%	$4,351,863	$9,967	0.91%	$4,485,510	$9,507	0.86%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF LOAN COMPOSITION AND WEIGHTED AVERAGE RATES (“WAR”) (1)
(Dollars in thousands)

	At March 31, 2018		At December 31, 2017		At March 31, 2017
	Balance	WAR	Balance	WAR	Balance	WAR
Loan balances at period end:
One-to-four family residential, including condominium and cooperative apartment	$62,596	4.36%	$63,095	4.33%	$75,131	4.30%
Multifamily residential and residential mixed use (2)(3)	4,280,951	3.42	4,381,180	3.40	4,696,198	3.37
Commercial and commercial mixed use real estate	1,007,595	3.95	1,010,603	3.95	949,658	3.93
Acquisition, development, and construction (“ADC”)	9,413	5.84	9,189	5.59	-	-
Total real estate loans	5,360,555	3.53	5,464,067	3.51	5,720,987	3.47

Commercial and industrial (“C&I”)	145,818	4.99%	$136,671	4.82%	$30,189	4.21%

(1)	Weighted average rate is calculated by aggregating interest based on the current loan rate from each loan in the category, divided by the total amount of loans in the category.
(2)	Includes loans underlying cooperatives.
(3)
While the loans within this category are often considered “commercial real estate” in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS (“TDRs”)
(Dollars in thousands)

Non-Performing Loans	At March 31, 2018	At December 31, 2017	At March 31, 2017
One-to-four family residential, including condominium and cooperative apartment	$449	$436	$678
Multifamily residential and residential mixed use (1)(2)	-	-	2,623
Commercial mixed use real estate (2)	90	93	495
C&I	1,179	-	-
Other	1	4	5
Total Non-Performing Loans (3)	$1,719	$533	$3,801
Other Non-Performing Assets
Pooled bank trust preferred securities (4)	-	-	1,279
Total Non-Performing Assets	$1,719	$533	$5,080

Performing Loans
One- to four-family and cooperative/condominium apartment	20	22	402
Multifamily residential and mixed use residential real estate (1)(2)	604	619	649
Mixed use commercial real estate (2)	4,152	4,174	4,240
Commercial real estate	3,279	3,296	3,347
Total Performing TDRs	$8,055	$8,111	$8,638

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered “commercial real estate” in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

(3)	There were no non-accruing TDRs for the periods indicated.
(4)	As of the date presented, certain pooled bank trust preferred securities were deemed to meet the criteria of a non-performing asset.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES (TEXAS RATIO)
(Dollars in thousands)

	At March 31, 2018	At December 31, 2017	At March 31, 2017
Total Non-Performing Assets	$1,719	$533	$5,080
Loans 90 days or more past due on accrual status (5)	13,816	19,935	719
TOTAL PROBLEM ASSETS	$15,535	$20,468	$5,799

Tangible common equity - Bank only (6)	$601,492	$587,622	$529,532
Allowance for loan losses and reserves for contingent liabilities	21,229	21,058	20,979
TANGIBLE COMMON EQUITY PLUS RESERVES	$622,721	$608,680	$550,511

TEXAS RATIO (PROBLEM ASSETS AS A PERCENTAGE OF
TANGIBLE COMMON EQUITY AND RESERVES)	2.5%	3.4%	1.1%

(5)
These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.

(6)	See “Non-GAAP Reconciliation” table for reconciliation of tangible common equity and tangible assets.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Reconciliation of Reported and Adjusted (“non-GAAP”) Net Income:
Reported net income	$14,745	$15,423	$11,157
Adjustments to Net Income (1):
Less: Gain on sale of securities	(930)	-	-
Less: After tax gain on the sale of real estate	-	(5,724)	-
Tax adjustment	(92)	3,135	-
Adjusted (“non-GAAP”) net income	$13,723	$12,834	$11,157

Adjusted Ratios (Based upon “non-GAAP Net Income” as calculated above):
Adjusted EPS (Diluted)	$0.36	$0.34	$0.30
Adjusted return on average assets	0.86%	0.80%	0.74%
Adjusted return on average common equity	9.09%	8.66%	7.83%
Adjusted return on average tangible common equity	10.02%	9.56%	8.68%

Reconciliation of Tangible Assets:
Total assets	$6,325,917	$6,403,460	$6,095,370
Less:
Goodwill	55,638	55,638	55,638
Tangible assets	6,270,279	6,347,822	6,039,732

Reconciliation of Tangible Common Equity - Consolidated:
Total common equity	$607,957	$598,567	$573,225
Less:
Goodwill	55,638	55,638	55,638
Tangible common equity	552,319	542,929	517,587

Reconciliation of Tangible Common Equity - Bank only:
Total common equity	$657,130	$643,260	$579,644
Less:
Goodwill	55,638	55,638	55,638
Tangible common equity	601,492	587,622	524,006

(1)	Adjustments to net income are taxed at the company’s statutory tax rate of approximately 32% for 2018 and 45% for 2017, unless otherwise noted.